January 25, 2007
Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale, New Jersey 07645
Ladies and Gentlemen:
     We are acting as counsel to Memory Pharmaceuticals Corp., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, of up to (i) 1,750,000 shares of Common Stock, $0.001 par value per share of the Company (the “Common Stock”), issuable under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), and (ii) 150,000 shares of Common Stock (together with the shares issuable under the Incentive Plan, the “Shares”), issuable under the Company’s Amended and Restated 2004 Employee Stock Purchase Plan (together with the Stock Incentive Plan, the “Plans”).
     We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.
     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.
     Based upon the foregoing, we are of the opinion that, when (i) the proceedings that we contemplate being taken prior to the issuance of the Shares have been completed and (ii) the terms of the issuance and sale of the Shares have been duly established in conformity with the Company’s Certificate of Incorporation and the Plans, the Shares, when duly issued and paid for as contemplated in the Plans, and assuming compliance with the Act, will be validly issued, fully paid and nonassessable.
     We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ COVINGTON & BURLING LLP